HYNES & HOWES INSURANCE COUNSELORS, INC.
                          Notes to Financial Statements
                           September 30, 1996 and 1995




Note 7.  Mortgage Payable

         The Mortgage Payable consists of the following:

                                                   9/30/96            9/30/95
         Mortgage payable on Tanglefoot
            Apartment Complex                     $991,555         $1,034,062



         This mortgage was acquired in connection with the purchase of Tanglefoot apartment buildings (See Note 6). Monthly payment on the mortgage is $12,000 for principal and interest. The interest rate is 10%. Interest paid during the year ended Septemb er 30, 1996, was $101,493 and for the year ended September 30, 1995, the interest paid was $105,522. The mortgage holder is John Leefers.

         Principal maturities of mortgage payable for the five-year period subsequent to the balance sheet date:

            Tanglefoot Apartments, Bettendorf, Iowa.

                Fiscal Year Ending             Principal to be Paid
                         9-30-1997                           45,585
                         9-30-1998                           50,375
                         9-30-1999                           55,695
                         9-30-2000                           61,015
                         9-30-2001                           66,515